Exhibit 10.5

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT (TSR)
[ ] – [ ] Performance Period
EMPLOYEE NAME
Target Number of Shares Subject to Award: [ ]
Grant Date: [ ]
Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named participant (“Participant”) Performance Shares (the “Award”) entitling Participant to earn such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.    Grant Date. The Award is granted to Participant on the Grant Date set forth above and represents the right to receive Shares (and any related Dividend Equivalent Units) subject to the Award by satisfaction of the performance goals (the “Performance Goals”) set forth in Section 3 of this Agreement, subject to the performance limitations set forth in Section 2(b) of this Agreement. Participant may earn zero percent (0%) to two hundred percent (200%) of the Target Award, depending on the Company’s relative three-year cumulative average quarterly TSR performance for the Performance Period as set forth in Section 3. The Shares (and any related Dividend Equivalent Units) subject to the Award are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, as amended and the regulations thereunder (the “Code”).

2.    Vesting.

(a)    Subject to earlier vesting in accordance with Sections 4 or 5 below, the Shares (and any related Dividend Equivalent Units) will become vested on the later of the third anniversary of the Grant Date or the date on which the Committee certifies the attainment of the Performance Goals (the “Vesting Date”) in accordance with the provisions of Section 3 below and subject to the provisions of subsection (b) below. Prior to the Vesting Date, the Shares (and any related Dividend Equivalent Units) subject to the Award shall be nontransferable and, except as otherwise provided herein, shall be immediately forfeited upon Participant’s termination of employment with the Company and its Subsidiaries. Prior to the Vesting Date, the Award shall not be earned by Participant’s performance of services and there shall be no such vesting of the Award. Subject to the terms of the Plan, the Committee reserves the right in its sole discretion to waive or reduce the vesting requirements. Participant acknowledges that the opportunity to obtain the Shares represents valuable consideration, regardless of whether the Shares actually vest.

(b)    The maximum number of Shares (including any related Dividend Equivalent Units) that may vest and be paid out on the Vesting Date pursuant to Section 3 of this Agreement shall be limited to a Fair Market Value of Shares on the Vesting Date not to exceed:
(i)     one-half of one percent (or, one and one-half percent if Participant is the Chief Executive Officer of the Company) of the sum of the Company’s operating income for the Performance Period January 1, [ ] through December 31, [ ], as determined by the Committee in accordance with the Plan,
(ii)    “operating income” for purpose of clause (i) above shall be calculated excluding the effect of changes in federal, state and local tax laws; restructuring charges; items of loss or expense determined to be extraordinary or unusual in nature or infrequent of occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined by U.S. generally accepted accounting principles (“GAAP”); items of loss or expense related to discontinued operations that do not qualify as a segment of a business under GAAP; any reduction in operating income attributable to the acquisition of business operations during the applicable fiscal year, as most accurately determined either at the time of the acquisition (through projections made at that time and accepted by the Committee), or at year end; and foreign exchange gains or losses, all as determined by the Committee;
provided, however, that in no event shall the number of Shares which vest on the Vesting Date exceed the Maximum Award or the individual limits for Participants as set forth in the Plan. The maximum number of Shares may be reduced, but not increased, based on the degree of attainment of the performance criteria as set forth in Section 3 of this Agreement. To the extent unvested Shares are not paid to Participant pursuant to the immediately preceding sentence, then such unvested Shares (and any related Dividend Equivalent Units) shall be immediately forfeited.
3.    Payment of Performance Shares.
(a)    The performance period for this Award begins on January 1, [ ] and ends on December 31, [ ] (the “Performance Period”). The percentage of the Award earned and paid will be as certified by the Committee as soon as practicable following the end of the Performance Period based on the percentile ranking of the Company’s three-year cumulative average quarterly TSR performance compared to the three-year cumulative average quarterly TSR performance of the S&P 500. The Maximum Award may be decreased but may not be increased by the Committee. The Performance Goals by which performance will be measured for payout of the Shares awarded are as follows:

Performance Share Payout Table
Three-Year TSR Percentile Rank Relative to S&P 500	Percentage of Performance Shares Payable[1]
90th or greater	200%
70th	150%
50th	100%
30th	50%
Less than 30th	0%
___________

[1]	In the event that the Company’s three-year cumulative average quarterly TSR performance is negative, the percentage of Performance Shares Payable shall be capped at 100% (Target).

(b)    Performance Shares Payable. Subject to Section 2(b), the number of Shares payable is the Target Award multiplied by the average of the Company’s cumulative TSR positioning through each of the last four quarters of the Performance Period. For performance levels falling between the values as shown above, the percentage of Shares payable will be determined by interpolation. Payments will be made in Shares. For a hypothetical illustration of this calculation, see the Hypothetical Example below.
Hypothetical Example: [ ]-[ ] Performance Period

	Year 1				Year 2				Year 3
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Cumulative TSR Positioning	61st	57th	72nd	69th	70th	62nd	54th	52nd	63rd	47th	45th	48th
Payout (% of target)									132%	93%	88%	95%
Actual Payout (Average of Last 4 Quarters)									102%

(c)    Value of the Shares Issued as Payment for Shares Earned. The Fair Market Value of Shares on the Vesting Date will be used by the Committee to determine the basis of the Shares earned and payable.
(d)    Withholding. As provided in Section 16 below, the Company shall withhold Shares having a Fair Market Value on the date the tax is to be determined for federal, state, local and other withholding taxes with respect to any taxable event arising as a result of this Agreement.
(e)    Timing of Payout. Payout of the Award will be made to Participant following the Vesting Date and written certification of performance by the Committee as provided in Section 8.

(f)    Certain Definitions.
“Maximum Award” means the maximum number of Shares that can be awarded to Participant as set forth in Sections 1, 2 and 3.
“S&P 500” generally means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period (including the Company) and which continue to be actively traded under the same ticker symbol on an established securities market though the end of the Performance Period. A component company of the S&P 500 that is acquired at any time during the Performance Period (i.e., company and ticker symbol disappear) will be eliminated from the S&P 500 for the entire Performance Period. A component company of the S&P 500 filing for bankruptcy protection (and thus no longer publicly traded) at any time during the Performance Period will be deemed to remain in the S&P 500 (at an assumed TSR of minus 100%).
“Target Award” means the Target Number of Shares Subject to Award specified at the beginning of this Agreement.
“Total Shareholder Return” or “TSR” means with respect to the Company or other S&P 500 component company: the change in the closing market price of its common stock (as quoted in the principal market on which it is traded), plus dividends and other distributions paid on such common stock during the Performance Period, divided by the closing market price of its common stock on the last business day immediately preceding the Performance Period. The TSR for the common stock of the Company and an S&P 500 component company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Performance Period, and assumes that all cash dividends and cash distributions are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.
4.    Termination of Employment. Participant's unvested Shares subject to the Award shall become vested and nonforfeitable under the following circumstances:
(a)    Death. If Participant’s termination of employment results from Participant's death prior to the Vesting Date, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable as of the date of Participant’s death and payout of the Shares shall be made at the Target Award payout level (100%) to Participant’s designated beneficiary as soon as practicable after the date of death as provided in Section 8.
(b)    Disability. Except as the Committee may at any time otherwise provide, if Participant incurs a Disability (as such term is defined in the Plan) prior to the Vesting Date, then all unvested Shares subject to the Award shall become vested and nonforfeitable and payout of the Shares shall be made at the Target Award payout level

(100%) as soon as practicable after the Committee determines that Participant has suffered a Disability, as provided in Section 8.
(c)    Retirement. Except as the Committee may at any time otherwise provide, if Participant’s termination of employment results from Participant's Retirement (as such term is defined in the Plan) from the Company or a Subsidiary (other than for Cause), for purposes of determining the number of Shares Participant is entitled to receive under this Award, Participant shall be treated as if Participant had continued to be employed through the Vesting Date, with vesting and payout of Shares based upon the performance results as and when determined by the Committee under Section 3. Payout of the Shares shall be made at the time provided in Section 3(e).
5.    Change of Control.
(a)    Double Trigger Change of Control. Subject to Section 5(b) below, if, subsequent to receiving a Replacement Award, Participant’s employment with the Company or any of its Subsidiaries (or their successors in the Change of Control) is terminated on the date of the Change of Control or within the CIC Protection Period either by Participant for Good Reason or by the Company, Subsidiary or successor (as applicable) other than for Cause, then the Replacement Award will vest and be paid out as follows: if at least one calendar year of performance during the Performance Period has been completed prior to the date of the Change of Control, the Shares shall be paid out based upon the Company’s relative cumulative TSR positioning at the time of the Change of Control (without the final four quarter averaging applicable to the three-year Performance Period); otherwise, the Target Award payout level (100%) shall be used. Payment of the Shares shall be made at the time provided in Section 8.
(b)    Single Trigger Change of Control. Notwithstanding Section 5(a) above, if, upon a Change of Control, Participant does not receive a Replacement Award, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable as of the date on which the Change of Control occurs; if at least one calendar year of performance during the Performance Period has been completed prior to the date of the Change of Control, the Shares shall be paid out based upon the Company’s relative cumulative TSR positioning at the time of the Change of Control (without the final four quarter averaging applicable to the three-year Performance Period); otherwise, the Target Award payout level (100%) shall be used. Payment of the Shares shall be made at the time provided in Section 8, provided, however, if the Change of Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A and the regulations and other guidance promulgated thereunder, the right to the Shares subject to the Award shall vest as of the date of the Change of Control but the payout of the Shares under Section 8 shall not occur until after the Vesting Date.
(c)    Definition of “Cause”. For purposes of this Section 5, “Cause” shall have the meaning ascribed to such term in Section 9 of Participant’s Employment Agreement. If

Participant is no longer a party to an Employment Agreement or such Employment Agreement does not define Cause, Cause shall have the meaning in Section 7 of this Agreement.
(d)    Definition of “CIC Protection Period”. For purposes of this Section 5, “CIC Protection Period” shall mean the greater of (i) 24 months following the date of a Change of Control, or (ii) if applicable, the period following a Change of Control during which Participant is entitled to severance benefits if Participant’s employment is terminated under specified circumstances, as provided in Participant’s Employment Agreement.
(e)    Definition of “Employment Agreement”. “Employment Agreement” shall mean the Employment Agreement between Participant and the Company dated September 23, 2008, as amended and as it may be amended.
(f)    Definition of “Good Reason”. For purposes of this Section 5, “Good Reason” shall have the meaning ascribed to such term in Section 9 of Participant’s Employment Agreement. If Participant is not a party to an Employment Agreement or the Employment Agreement does not define “Good Reason”, any reference in this Agreement to a termination for Good Reason shall be inapplicable.
(g)    Definition of “Replacement Award”. For purposes of this Section 5, a “Replacement Award” means an award that is granted as an assumption or replacement of the Award and that has similar terms and conditions and preserves the same benefits as the Award it is replacing.
6.    Clawback Policy; Restrictive Covenants Agreement.
(a)    Clawback Policy. This Award shall be subject to the terms and conditions of any policy of recoupment or recovery of compensation adopted by the Company from time to time (as such policy may be amended), and is further subject to the requirements of any applicable law with respect to the recoupment or recovery of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 6. The recoupment or recovery of such incentive compensation may be made by the Company or the Subsidiary that employed Participant.
(b)    Restrictive Covenants Agreement. In consideration for the Award Participant is receiving under this Agreement, Participant agrees that if Participant breaches the restrictive covenants (the “Restrictive Covenants”), set forth in Sections 14(c)(i), (ii), (iii) or (iv) of his Employment Agreement, then the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit Participant’s Award. Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares awarded during the period beginning six months prior to the date on which Participant engaged or began engaging in activity in violation of the Restrictive Covenants.

7.    Termination for Cause. If Participant's employment with the Company or a Subsidiary is terminated for Cause, the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Award as of the date of termination for Cause. Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares subject to the Award during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his termination for Cause. For purposes of this Agreement, subject to Section 5(c), termination for “Cause” means termination as a result of (a) the willful and continued failure by Participant to substantially perform his duties with the Company or any Subsidiary (other than a failure resulting from Participant's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by his superior officer which specifically identifies the manner the officer believes that Participant has not substantially performed his duties, or (b) Participant's willful misconduct which materially injures the Company or any Subsidiary, monetarily or otherwise. For purposes of this Section 7, Participant's act, or failure to act, will not be considered “willful” unless the act or failure to act is not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or any Subsidiary.
8.    Payment Dates; Transfer of Vested Shares. Stock certificates (or appropriate evidence of ownership) representing the vested Shares, if any, and any Shares with respect to related Dividend Equivalent Units will be delivered to Participant (or, if permitted by the Company, to a party designated by Participant) as soon as practicable after (but no later than 60 days after) each of the following payment dates: (a) the Vesting Date, (b) Participant’s death, (c) Participant’s Disability, (d) Participant’s termination of employment, and (e) the date of a Change of Control that also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A, subject, in each case, if applicable, to Section 25; provided, however, if Participant has properly elected to defer delivery of the Shares pursuant to a plan or program of the Company, the Shares shall be issued and delivered as provided in such plan or program, but any Shares attributable to related Dividend Equivalent Units shall be delivered to Participant as provided above and shall not be subject to deferral. For the avoidance of doubt, only vested Shares are payable on each of the above payment dates; if, for example, no Shares are vested under Section 5(a) above on the date of a Change of Control, then no Shares are payable on such payment date.
9.    Dividend Equivalent Units. If any dividends are paid or other distributions are made on the Shares subject to the Award between the Grant Date and the date the Shares are transferred as provided in Section 8, Dividend Equivalent Units shall be credited to Participant, based on the Target Award shares, and shall be deemed reinvested in additional Shares. Such Dividend Equivalent Units shall be paid to Participant in Shares at the same time as the underlying Shares subject to the Award are delivered to Participant and shall be adjusted based on the same payout percentage. Participant will forfeit all rights to any Dividend Equivalent Units that relate to Shares that do not vest and are forfeited.
10.    Non-Transferability of Award. Subject to any valid deferral election permitted by the Committee, until the Shares have been issued under this Award, the Shares issuable hereunder (and any related Dividend Equivalent Units) and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void.
11.    Conditions to Issuance of Shares. The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the grant of the Shares as the Committee may establish from time to time for reasons of administrative convenience.
12.    No Rights as Shareholder. Except as provided in Sections 9 and 15, Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to the unvested Shares. Upon settlement of the Award into Shares, Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.
13.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
14.    Fractional Shares. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.
15.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award. The Committee's adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

16.    Taxes. Regardless of any action the Company or a Subsidiary that employs Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains Participant's responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award (and any Shares with respect to related Dividend Equivalent Units), the subsequent sale of Shares acquired pursuant to such vesting and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Award to reduce or eliminate Participant's liability for Tax-Related Items. Upon the vesting and delivery of Shares subject to this Award (including any Shares with respect to related Dividend Equivalent Units), Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for sale of Shares that Participant acquires to meet the withholding obligations for Tax-Related Items, and/or (2) satisfy such obligations in Shares, provided that the amount to be withheld may not exceed the federal, state, local and foreign tax withholding obligations associated with the Award to the extent needed for the Company to treat the Award as an equity award for accounting purposes and to comply with applicable tax withholding rules. In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant's obligations in connection with the Tax-Related Items.
17.    Participant Acknowledgments and Agreements. By accepting the grant of this Award, Participant acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (iv) Participant's participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant's employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) Participant is participating voluntarily in the Plan; (vi) this Award is an extraordinary item that is outside the scope of Participant's employment contract, if any; (vii) this Award is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate; (ix) the value of the Shares may increase or decrease in value and the future value of the underlying Shares cannot be predicted; (x) in consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of Shares subject to the Award resulting from termination of Participant's employment by the Company or a Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xi) in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant's right to vest in the Award and receive any Shares will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local statute, contract or common law; the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Award.
18.    Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him and the Award to and from the Company (and any Subsidiary) and UBS, or such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Participant understands that the Company and a Subsidiary holds certain personal information about Participant, including but not limited to his name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information described above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company and any Subsidiary to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company and any Subsidiary to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company (and a Subsidiary), UBS, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.
19.    Plan Information. Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website at www.ubs.com/onesource/efx and shareholder information, including copies of any annual report, proxy statement,

Form 10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company's Corporate Secretary.
20.    Plan Incorporated by Reference; Conflicts. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant. If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.
21.    Participant Bound by Plan. Participant acknowledges receiving, or being provided with access to, a prospectus describing the material terms of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.
22.    Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA without regard to conflict of law provisions.
23.    Translations. If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.
24.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
25.    Section 409A.
(a)    General. To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A.
(b)    No Representations as to Section 409A Compliance. Notwithstanding the foregoing, Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
(c)    Six Month Delay for Specified Participants.
(i)    To the extent applicable, if Participant is a “Specified Employee” (as defined below), then no payment or benefit that is payable on account of Participant's “Separation from Service” (as determined by the Company in accordance with Section 409A) shall be made before the date that is six months and one day after Participant's “Separation from Service” (or, if earlier, the date of Participant's death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii)    For purposes of this provision, Participant shall be considered to be a “Specified Employee” if, at the time of his Separation from Service, Participant is a “key employee”, within the meaning of Code Section 416(i), of Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) any stock in which is publicly traded on an established securities market or otherwise.
(d)    No Acceleration of Payments. Neither Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(e)    Termination of Employment. Any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Participant’s termination of employment other than on account of death shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h).
26.    30 Days to Accept Agreement. Participant shall have thirty (30) days to accept this Agreement. Participant’s Award will be forfeited if this Agreement is not accepted by Participant within 30 days of receipt of email notification from UBS including a link to view and accept Agreement.

PARTICIPANT	EQUIFAX INC.
_________________________________ (Signature)	By:_____________________________

__________________________________
(Printed Name)

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